EXHIBIT 99.1
Index to Financial Statements and Supplemental Schedules of the
IMAX Corporation 401(k) Retirement Plan

Page(s)

Report of Independent Registered Public Accounting Firm	5

Financial Statements

Statements of Net Assets Available for Benefits as at December 31, 2007 and 2006	6

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2007	7

Notes to Financial Statements	8-13

Additional Information

Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as at December 31, 2007	14

*	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act (“ERISA”) of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
IMAX Corporation 401k Retirement Plan
In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of IMAX Corporation 401k Retirement Plan (the “Plan”) at December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Toronto, Canada
July 11, 2008

IMAX Corporation 401(k) Retirement Plan
Statements of Net Assets Available for Benefits
December 31, 2007 and 2006

	2007	2006

Assets
Investments at fair value
Interest-bearing cash	$109	$137
IMAX common shares	3,141	2,219
Common collective trusts	1,335,862	1,353,069
Mutual funds	6,305,567	5,992,190
Participant loans	63,867	72,686

Total investments	$7,708,546	$7,420,301

Receivables
Participant contributions	$16,705	$42,790
Employer contributions	45,772	93,659

Total receivables	$62,477	$136,449

Total assets	$7,771,023	$7,556,750

Liabilities
Refunds from over-contribution (Note 6)	$—	$6,720

Net Assets
Net assets available for benefits at fair value	$7,771,023	$7,550,030

Adjustment from fair value to contract value for interest in the ABN AMRO Income Plus Fund collective trust relating to fully benefit-responsive investment contracts (Notes 2 and 9)	6,495	6,341

Net assets available for benefits at contract value	$7,777,518	$7,556,371

The accompanying notes are an integral part of these financial statements.

IMAX Corporation 401(k) Retirement Plan
Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2007

2007

Additions to net assets attributed to
Investment Income
Net depreciation in fair value of investments (Note 3)	$(413,234)
Interest and dividends	870,990
Other	1,128

458,884

Contributions
Employer’s	138,769
Participants’	475,870

Total contributions	$614,639

Total additions	$1,073,523

Deductions from net assets attributed to
Benefits paid to participants	$837,422
Administrative expenses	960
Loan withdrawals	13,994

Total deductions	$852,376

Net increase in net assets available for benefits	$221,147

Net assets available for benefits
Beginning of year	$7,556,371

End of year	$7,777,518

The accompanying notes are an integral part of these financial statements.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2007 and 2006

1.  Description of the Plan
The following brief description of the IMAX Corporation 401(k) Retirement Plan (the “Plan”) is provided for general information purposes only. For a more complete description of the Plan’s provisions, participants should refer to the Plan agreement.
     General
The Plan was established by IMAX Corporation (the “Company”) effective January 1, 1993. The Plan is a defined contribution retirement plan covering all eligible employees of the Company who are not covered by a collective bargaining agreement, and is subject to the provisions of the Employee Retirement Income Security Act (“ERISA”) of 1974 and the Internal Revenue Code.
     Eligibility
Employees of the Company are eligible to participate in the Plan after completing one year and at least 1,000 hours of service and at twenty-one years of age.
     Contributions
The Plan allows participants to contribute an amount up to 60% of their annual compensation, not to exceed the ceiling imposed by the Internal Revenue Service of $15,500 for 2007, as prescribed by the Plan agreement. Participants may contribute to the Plan any portion of lump-sum distributions received from other qualified plans when the contributions qualify as a tax-free rollover. A participant who has attained age 50 before the close of the respective Plan year, is eligible to make unmatched catch-up contributions up to a maximum of $5,000 for 2007. The Company will match 100% of the participants’ contributions, not to exceed 2% of their total compensation. Additionally, employer contributions may be contributed at the discretion of the Company’s management. In March 2008, the Company made discretionary contributions in an amount of $41,819 to the 2007 Plan year, which are included in the employer contributions receivable balance as at December 31, 2007 (December 31, 2006 - $83,420).
     Vesting
Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the employer contribution portion of their accounts is based on years of continuous service, except for discretionary contributions which are vested immediately, as follows:

Vesting
Years of Service	Percentage

Less than 1	0%
1	25%
2	50%
3 or more	100%
Participants will be immediately vested upon the occurrence of certain events such as reaching normal retirement age, reaching early retirement age and completing 5 years of vesting service, becoming disabled and upon death.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2007 and 2006

1.  Description of Plan (cont’d)
Participant accounts
Separate fund accounts are maintained for each Plan participant. Participants may direct the investment of their contributions in 1% increments in any of several investment fund alternatives, which include mutual funds, a common collective trust and the IMAX Stock Fund.
Participants may, in accordance with the rules of the Plan, transfer existing balances among the available investments funds, and/or redirect their current contributions into different funds, daily. A participant may increase or decrease, at any time, the percentage of salary reduction elected, effective the first day of each payroll period. Contributions may be suspended at any time.
Each participant’s account is credited with the participant’s and the Company’s contributions and investment earnings, and charged with investment losses. The benefit to which a participant is entitled is equal to the amount of the participant’s vested account balance.
     Participant loans
Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are collateralized by the balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined annually by the plan administrator. The loans outstanding at December 31, 2007 bear interest rates at 5.50% — 8.25% (5.00% — 8.25% for December 31, 2006). Loans may not exceed five years and home loans may not exceed 10 years.
     Benefit provisions
Normal retirement age is 65, at which time participants are entitled to 100% of their account balance. Vested amounts are distributable upon termination, death, undue financial hardship or the termination of the Plan.
     Forfeitures
Participants not fully vested in employer contributions upon termination of employment forfeit their non-vested balances when they incur a forfeiture break in service. A forfeiture break in service is a period of five consecutive vesting service periods in which a participant completes fewer than a minimum number of hours, as defined by the Plan, in each vesting service period comprising the five-year period. The forfeitures are retained in the Plan and are used to either pay administrative expense or reduce future employer contributions payable under the Plan. At December 31, 2007 and 2006, unallocated forfeited non-vested accounts totaled $2,225 and $12,694, respectively. During 2007 and 2006, $17,759 and $221 of forfeited unallocated assets were used to reduce employer contributions or pay administrative expenses, respectively.
     Administrative expenses
Administrative expenses incurred in connection with the administration of the Plan are generally paid for by the Company. Other administrative expenses incurred relate to specific transactions requested by participants and are paid for out of the respective participant accounts. The total amount of administrative expenses paid by Plan participants as of December 31, 2007 was $960 (December 31, 2006 — $1,536).
     Plan Termination
Although it has not expressed any intent to do so, the Company has the right to terminate the Plan at any time subject to the provisions of ERISA. In the event of Plan termination, participants would become fully vested in their accounts as of the effective date of termination.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2007 and 2006

2.  Summary of Significant Accounting Policies
Basis of accounting
The accounts of the Plan are maintained on the accrual basis of accounting.
     Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could be materially different from these estimates.
     Benefit payments
Benefits are recorded when paid.
     Investment valuation and income recognition
Investments are reported at fair value. Investments in the common stock of IMAX Corporation, which are traded on the New York Stock Exchange, are valued using the last reported sales price prior to close of the Plan year. Investments in mutual funds are valued at the net asset value of shares held at the end of the Plan year. Investments in common collective trust funds are valued at fair value as reported in the year-end audited financial statements. Interest-bearing cash includes money market accounts valued at the net asset value of shares held by the Plan at year-end.
Loans to participants are valued at cost, plus accrued interest which approximates fair value.
Investment income of IMAX common stock, the mutual funds, and the common collective trust funds are allocated to participants based on their proportionate share of the net assets of the respective investment fund. Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis.
As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in ABN AMRO Income Plus Fund, an investment contract through a collective trust. As required by the FSP, the Statements of Net Assets Available for Benefits presents the fair value of the investment in the collective trust as well as the adjustment of the investment in the collective trust from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis. The Company also holds units of Principal Trust S&P 500 Index Fund, a collective trust, which is not fully benefit-responsive, thus no adjustment from fair value to contract value is required.
     Risk and uncertainty
Investments are exposed to various risks, such as interest rate and market risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risk in the near term could

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2007 and 2006

materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.
2.  Summary of Significant Accounting Policies (cont’d)
New Accounting Pronouncement
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” which is effective for years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The Plan expects to first apply the new statement during fiscal year ending December 31, 2008, and the Plan is currently evaluating the impact on its financial statements.
3.  Investments
As at December 31, the following presents investments that represent 5% or more of the Plan’s net assets at fair value:

	2007	2006

ABN AMRO Income Plus	$422,622	$393,898
Aston Balanced N Fund	463,466	423,398
Aston/ABM AMRO Growth N Fund	1,229,750	1,264,833
Calvert Social Inv Fund EQ	719,207	660,297
Columbia Acorn A Fund	432,751	420,741
Evergreen Special Value A	549,278	518,690
Mutual Discovery R	410,727	423,913
MFS Research International A	1,124,397	1,045,580
Principal S&P 500 Index	919,735	965,512
The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in fair value of investments, which consists of the realized gains and losses from the sale of investments and the unrealized appreciation (depreciation) on investments. The Plan’s investments appreciated (depreciated) in value as follows:

Year Ended
2007
Mutual funds	$(414,567)
IMAX common stock	1,333

$(413,234)

4.  Related Party Transactions
Effective July 1, 2004, the Plan allowed participants to invest in shares of the IMAX Stock Fund. The Fund normally keeps over 95% of its assets in IMAX common stock with the remaining assets held in a money market fund. As at December 31, 2007, there were 460 (2006 — 593) shares

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2007 and 2006

outstanding in IMAX common stock. During 2007, 253 (2006 — 380) shares of IMAX common stock were purchased and 386 (2006 — 1,117) shares were sold.
Loans to participants as of December 31, 2007 and 2006 were $63,867 and $72,686, respectively and are also considered party-in-interest transactions.
5.  Tax Status
The Internal Revenue Service (“IRS”) issued a favorable determination letter on October 9, 2003 regarding the qualified and tax-exempt status of the Plan under Section 401 and 501 of the Internal Revenue Code. Subsequent to receipt of the favorable determination letter, the Plan was amended. The plan administrator and the Plan’s tax counsel are of the opinion that the amendments did not affect the qualified and tax-exempt status of the Plan and, accordingly, no provision has been made for income taxes.
Participants are not subject to federal or state income tax on employer matching contributions and pre-tax participant salary reduction contributions until such contributions are withdrawn or distributed. Participants are also not subject to federal or state income tax on the earnings and appreciation of the assets of the Plan until such amounts are withdrawn or distributed.
6.  Distributions of Excess Participants Contributions
In 2006, certain contributions from “highly compensated” participants of $6,720 did not comply with the participation and discrimination rules set forth in Section 401(k)(3) of the Internal Revenue Code since these contributions exceeded allowable deferral limits. These contributions were refunded in 2007. No contributions in excess of allowable deferral limits were made in 2007.
7.  Non-Exempt Transactions
The Company was in compliance with Regulation 2510.3-102 of the Department of Labor regarding the timely remittance of employee contributions to the Plan. Regulation 2510.3-102 requires that contributions by employees be remitted to the trustee as soon as possible but no later than the 15th business day following the end of the month.
In addition, the Company was in compliance with Regulation 2510.3-102 of the Department of Labor regarding the timely remittance of discretionary employer contributions relating to the year ended December 31, 2007.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2007 and 2006

8.  Unregistered Sale of IMAX Common Stock
The Plan has offered IMAX common stock to participants as an investment option effective July 1, 2004. The stock was required to be registered with the Securities and Exchange Commission prior to offering to participants. The Company filed a Form S-8 on June 7, 2006 to register the shares to be offered under the Plan. The Plan sponsor may be subject to claims for rescission of acquisitions of shares of the Plan sponsor’s common stock under applicable securities laws during the one year following the date of acquisition of the shares, the statute of limitations period that the Plan sponsor believes may apply to claims for rescission under applicable federal laws. The prospectus mailed to participants included disclosure of this matter. No actions have been taken by participants as of June 30, 2008.
9.  Reconciliation to Form 5500
The Net Assets Available for Benefits are presented in the Company’s financial statements at their contract value. Schedule H of Form 5500 presents Net Assets at fair value. As disclosed in the Company’s Statement of Net Assets Available for Benefits, the adjustment from fair value to contract value is $6,495 at December 31, 2007 ($6,341 — December 31, 2006).

IMAX Corporation 401(k) Retirement Plan
Schedule H, Line 4i — Schedule of Assets (Held End of Year)
As at December 31, 2007

		(c)
		Description of
		Investment, Including
		Maturity Date,
	(b)	Interest Rate,		**
	Lendor, Identity of Issue,	Collateral,	Number of	(d)	(e)
(a)	Borrower, or Similar Party	Par or Maturity Value	Shares/Units	Cost	Fair Value

Interest Bearing Cash:
*	Liquidity Fund	Interest Bearing Cash			$109

Common Stock:
*	IMAX Stock	Common Stock	460		$3,141

Common Collective Trust:
*	ABN AMRO Income Plus Fund	Common Collective Trust	65,822		$416,127
*	Principal Trust S&P 500 Index Fund	Common Collective Trust	145,810		919,735

					$1,335,862

Mutual Funds:
*	Aston Balanced N Fund	Mutual Funds	74,036		$463,466
*	Aston/ABM AMRO Growth N Fund	Mutual Funds	78,931		1,229,750
*	Aston/TCH Inv Grade Bond N Fund	Mutual Funds	20,723		188,588
*	Aston/Optimum Mid Cap N Fund	Mutual Funds	3,469		98,290
*	AM Funds Fdmntl Inv R4	Mutual Funds	3,564		151,089
*	Calvert Social Inv Fund EQ	Mutual Funds	18,627		719,207
*	Columbia Acorn A Fund	Mutual Funds	14,989		432,751
*	Evergreen Special Value A	Mutual Funds	26,859		549,278
*	Federated Kaufmann A	Mutual Funds	3,667		22,849
*	Mutual Discovery R	Mutual Funds	12,895		410,727
*	Hotchkis Wiley Mid Cap Value A	Mutual Funds	5,621		114,517
*	MFS International New Discovery A	Mutual Funds	8,935		217,401
*	MFS Research International A	Mutual Funds	57,779		1,124,397
*	PIMCO Real Return Bond A	Mutual Funds	10,823		118,625
*	Pioneer High Yield A	Mutual Funds	12,120		126,905
*	RS Partners Fund	Mutual Funds	3,101		95,556
*	T Rowe Price Spectrum Income	Mutual Funds	19,833		242,171

					$6,305,567

Participant Loans:
*	Participant Loans	Qualified participant loans issued; Interest rates at 5.00% - 8.25%; Range of maturities range between 5 - 10 years			$63,867

		Total Investments			$7,708,546

*	Denotes party-in-interest.

**	Cost omitted for these investments as they are participant-directed